Exhibit 99.11

CERTIFICATE OF DESIGNATION OF RIGHTS,
POWERS, LIMITATIONS AND RESTRICTIONS
OF SERIES A NONVOTING CAPITAL STOCK
OF LIGHTNING GAMING, INC.

Lightning Gaming, Inc., a Nevada corporation (the “Corporation”), certifies that pursuant to Article III of its Articles of Incorporation, and in accordance with Sections 78.195 and 78.1955 of the Nevada Revised Statutes (“NRS”), the board of directors of the Corporation (the “Board”) at a meeting duly called and held on December 14, 2009, at which a quorum was present and acting throughout, has duly adopted the following resolutions:

RESOLVED:  Pursuant to the authority vested in the Board by Article III of the Corporation’s Articles of Incorporation, a series of Preferred Stock, par value $.001 per share, of the Corporation, to be designated “Series A Nonvoting Capital Stock” (“Nonvoting Stock”) is hereby created and shall consist of 6,000,000 shares, of which the rights, powers, limitations and restrictions are as set forth below, and shall be so designated in a Certificate of Designation (the “Certificate”) to be filed with the Secretary of State of the State of Nevada (the “Nevada Secretary”).

RESOLVED:  Each share of Nonvoting Stock shall have identical rights, powers, limitations and restrictions in all respects as each share of the class of capital stock of the Corporation designated as “Common Stock,” par value of $.001 per share, including the right to receive the same consideration per share payable in respect of each share of Common Stock in the event of a merger, statutory exchange, conversion, consolidation, liquidation or similar transaction in which the Corporation is a constituent entity, except that unless otherwise mandated by applicable law, holders of Nonvoting Stock shall have no voting rights or powers whatsoever and shall not vote on or otherwise participate in any proceedings in which actions are taken by the Corporation or its stockholders, nor shall holders of Nonvoting Stock be entitled to notice of any meeting of stockholders of the Corporation (without limiting any rights or powers they may have in any capacity other than as holders of Nonvoting Stock).  Without limiting the generality of the foregoing, Nonvoting Stock shall carry no voting rights or powers with respect to (i) amendments of the Corporation’s Articles of Incorporation that would adversely alter or change any preference or any relative or other right or power given to the Nonvoting Stock; (ii) amendments of the Certificate that would change the number of authorized shares of Nonvoting Stock (other than a reduction in such number below the number of shares of Nonvoting Stock then issued and outstanding in a transaction that is not authorized under NRS Section 78.207 or any successor statute); or (iii) any plan of merger, statutory exchange, conversion, consolidation, dissolution and liquidation, or similar transaction in which the Corporation is a constituent entity (provided, however, that in any of the foregoing transactions, the same consideration per share shall be payable in respect of all shares of Common Stock and Nonvoting Stock).  Holders of Common Stock will, to the exclusion of holders of Nonvoting Stock, have full voting rights and powers for all purposes under Nevada law, unless mandated to the contrary by applicable law.

RESOLVED:  The number of authorized shares of Nonvoting Stock may be changed, through the filing of an amendment of the Certificate with the Nevada Secretary, by action of the Board without the approval of the holders of Common Stock; provided, however, that without the approval of holders of Common Stock, no such change shall reduce the number of authorized shares of Nonvoting Stock below the number of such shares then outstanding or increase the number of authorized shares of Nonvoting Stock above the aggregate number of authorized shares of the Corporation’s Preferred Stock, par value $.001 per share (“Preferred Stock”), that have not been allocated to any other series of Preferred Stock, unless NRS Section 78.207 (or any successor statute) permits such change without the approval of stockholders.

RESOLVED:  Subject to any further necessary Board approval, the officers of the Corporation are authorized and empowered to make any changes they deem necessary or appropriate in the Certificate and then to execute and file the Certificate with the Nevada Secretary.

IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Designation as of this 19th day of February 2010.

By:	/s/ Robert Ciunci
Name:	Robert Ciunci
Title:	Secretary